Exhibit 99.2

Compex Technologies
First Fiscal Quarter Operating Results Call
November 11, 2005

Operator:	Ladies and gentlemen, thank you for standing by, welcome to the Compex Technologies 2006 First Fiscal
Quarter Operating Results Call. Earlier today, the company released its financial results for the quarter, if you have not received this news release, or if you would like to be added to the company’s distribution list, please e-mail investorrelationsinfo@hawkassociates.com. During the presentation all participants will be in listen-only mode, afterwards you will be invited to participate in a question and answer session. As a reminder this conference is being recorded, you can listen to live recording of this call through 11:00 PM Eastern Time on November 17, by dialing 1-866-453-6660 and entering a reference number 207542 followed by the “#” sign. Before we begin I would like to state that comments made during this conference call will contain forward looking statements that involve risks and uncertainties regarding Compex Technologies operations and future results, we invite you to review the companies filings with the SEC including without limitations, the company’s form 10-K and form 10-Q, which identify specific risk factors that may cause actual results or events to differ materially from those described in forward looking statements. That said, I’d like to turn the call over to Mr. Dan
Gladney, Chairman and CEO. Mr. Gladney, your line is now open.

Dan Gladney:	Good afternoon everybody and thank you for joining us, I am Dan Gladney president and CEO of Compex
Technologies, with me is Scott Youngstrom, our vice president of finance and our CFO. Welcome to our first quarter conference call. At the conclusion of our prepared remarks, we will be available to answer your questions, as you know the fair disclosure rules limit our ability to respond material inquiries, from investors or analysts in a non-public forum, so we encourage you to ask all questions of a material nature on this call, keep in mind that the SEC gap financial measure regulation limits the type of information, we can provide to you. Now, let me turn the call over to Scott Youngstrom for the financial update.

Scott Youngstrom:	Thank you Dan, today we reported consolidated revenue of $27.6 million for the fiscal first quarter ended September 30th, 2005. This is an increase of 28%, over the $21.7 million we recorded in the comparable period last year. On a sequential basis, revenue increased 5% over the fourth quarter of fiscal 2005. Earnings totaled $1.4 million or $0.11 per share, up from $229,000 or $0.02 share, the company reported in the same period last year. On a sequential basis, earnings increased 6% over the
$1.3 million or 10% per share, the company recorded in the fourth quarter of Fiscal 2005. Our US medical division posted revenues of $18 million, a 37% increase versus the comparable period last year.
Direct medicals recorded an increase of 15% over prior year amounts. This result was despite lower average selling prices in Fiscal 2006 reflecting the continuing pressure on reimbursement and our revenue growing faster in the more competitive group contract segment as compared to the higher reimbursement workers compensation and personal injury segment. Our US medical wholesale business contributed $1.7 million of the increase. A large portion of the wholesale revenues reflect selling orders to a single OEM customer to fill a new distribution channel, we do not anticipate the same volume from this customer or the same level of revenue in the second fiscal quarter and expected revenues from our wholesale business will continue to significantly vary quarter to quarter. Revenue from our 2005 — revenue from our June 2005 acquisition of SpectraBrace contributed $1.3 million to the increase, we anticipate our revenue from SpectraBrace to increase at a rate similar to our direct US medical business over future periods, as SpectraBrace was acquired in June 2005, there is no comparable revenue in the prior year. Our US consumer division recorded revenue of $3.5 million for the quarter ended September 30, 2005. This compares to $900,000 of revenue recorded for the comparable period last year and $700,000 for the prior sequential quarter ended June 30th, 2005. We anticipate continued
sales through our infomercial and our current agreements with the home shopping network in general nutrition centers. Our international division posted revenue of $6.1 million for the quarter ended
September 30th, 2005. This represents a decrease of 19% from the $7.5 million recorded during the quarter ended September 30th 2004, unit sales of our Compex line of products were down 22%, compared to prior year, there was no significant impact from exchange rates year over year, we are still facing lower price competitors in the large Italian market and then we — and we plan to introduce our competing model in the near future. Revenue by product line during the quarter ended September 30th,
2005 was roughly $5.7 million in rehabilitation products, $6.9 million in pain management products,
$8.3 million in consumer products, and $6.7 million in accessories and supply. All revenue segments are above prior year amounts with rehabilitation and pain management products in the US reflecting the largest percentage increases, our gross profit totaled $18.5 million or 66.9% of revenue for the quarter ended September 30, 2005. This compares to $14.7 million or 68.1% of revenue for the first quarter ended September 30, 2004. The decrease in our gross margin is primarily due to both the increases in our US consumer and in our US medical wholesale revenues as a percent of total revenue, the margins on these two products are lower than those generated by our US direct medical business and our international division, as our US consumer product revenue continues to be a larger percentage of our total revenues, our gross margin percent will decline, we anticipate our gross margins will settle in the low to mid 60% range. Selling expenses for the quarter ended September 30, 2005, were $11.3 million or 41.1% of revenue, compared to $9.8 million or 45.5% of revenue for the same quarter last year. The nominal dollar increase in selling expenses primarily due to US Medical reflecting the continued success of our position-based selling strategy and the addition of selling expenses associated with our June 2005 acquisition of SpectraBrace, as a percentage of revenue selling expenses for US Medical is consistent with prior periods, spending in our US consumer division and promoting our
Slendertone product line was comparable to prior period in absolute dollars. However, much lower as a percentage of revenue. General and administrative expenses for the quarter ended September 30th, 2005, total $4 million, or 14.5% or revenue, compared to $3.7 million or 17.3% of revenue, recorded for the quarter ended September 30th, 2004. Our G&E expenses increase over prior year is primarily due to an additional $150,000 of compensation expense related to stock-based employee benefits recorded in the current quarter, because of the implementation of FAS 123R. We became subject to the requirements of
FAS 123R in the September 2005 quarter and those similar expenses included in the prior quarter, we anticipate our G&A expenses to remain relatively constant over the remainder of the year, our research and development expenses for the quarter end of September 2005, decreased 25% to $500,000 from $700,000 for the comparable quarter ended September 30 2004. We have projects under development, that will support all three of our business segments, and we anticipate research and development spending, will be comparable to prior years in absolute dollars, however they will decrease as a percent of revenue in future periods. Interest expense increased from 80,000 in the quarter ended September 30 2004, to
231,000 for the quarter ended September 30, 2005, due primarily to additional borrowings of approximately $3.3 million incurred in June 2005, that we use to finance the SpectrBrace acquisition.
The provision for income taxes was 43% and 40% for the first quarter of fiscal years 2006 and 2005 respectively. We believe 43% is reasonable estimate of the effective rate for Fiscal 2006. However, we continually review our performances in the various foreign entities and we will adjust as deemed appropriate. As I mentioned earlier, net income for the quarter was $1.4 million up significantly from
$229,000 of net income for the quarter ended September 30, 2004, and our diluted earnings per share increased from $0.02 for the prior quarter to $0.11 for the quarter ended September 30th, 2005. Moving to the balance sheet and statement of cash flows, our operating activities used cash of $407,000 during the three months ended September 30th, 2005. As compared to $679,000 used during the quarter ended
September 30th, 2004. Although we generated cash from earnings after adjustments for depreciation and amortization of approximately $1.8 million during the first quarter of Fiscal 2006, we used over $1.5 million to finance increase receivables during the fiscal 2006 quarters as a result of large sales for both the US consumer and the US Medical wholesale businesses, in both quarters we used cash to decrease balances available reflecting the impact of year end timing differences, and the payment of estimated income tax. This was partially offset by decrease in our inventory balances through the strong sales generated by our wholesale business, we used $1.2 million in investing activities in the first three months of fiscal 2006 for purchases focus of property and equipment primarily manufacturing equipment require to meet our increase production requirements, at September 30th 2005, we had a balance of $9 million, outstanding under our US credit facility, $3.4 million under our US term loan and $2.4 million under our European credit facility. Based on our current credit agreements, we believe we could borrow up to an additional $6 million. In addition to approximately $2.5 million of payments due under our debt agreements and lease obligations during the following year, we have approximately $150,000 that will also become due to maintain celebrity endorsements. We expected continue to support the US consumer international divisions over the reminder of fiscal year, to market their products, we may also apply cash to acquisitions during future periods, with that I would like to turn the call back over to Dan.

Dan Gladney:	Thanks Scott, we are very pleased with our first quarter results, as Scott mentioned both our revenue and net income were up strongly, on both the year over year in a sequential basis, with all segments of our business, with the exception of our European business performing well, this was a very strong quarter for Compex Technologies, we continue to execute our strategy of building our distribution channels and markets, during the quarter we experienced strong demand and both our wholesale medical and our US consumer business. As we said in our earnings release, we view the high level of sales in both those areas as somewhat of a timing issue, and expected revenue from these segments of our business to reflect that in the second quarter, moreover we are not changing our full year guidance at this time, particularly in our US consumer business last quarter we projected sales of 8 to 10 million for the new fiscal year, and at this juncture our confidence that we will be well within the range of this, by the end of our fiscal year, we’ve spoken with you in the past, about recent trends in US
Healthcare and the use of non-invasive, non-pharmaceutical medical treatments. During the quarter, we continue to benefit from this trend, particularly in the area of pain management. Device sales continue to be driven by our efforts to broaden the distribution of our pain management products beyond our traditional physical therapy market channels, in to orthopedic surgeons’ offices and pain doctors’
offices, with many prescription pain medications under scrutiny for severe side effects our sales force has been particularly effective in introducing intense therapy. Which can be target directly to our physician base, to the viable alternative, to systemic drug treatments. Our medical product business which accounted for 65% of our revenue during the quarter, generated $18 million in the quarter up 37%
from the 13.2 million reported in the first quarter of fiscal 2005. And up a strong 5% on a sequential basis, with nearly 50%, of our medical device revenue in the US now coming through doctors offices, our medical product businesses growing substantially faster than the overall electrostimulation market, and indeed has exceeded our expectations. We are also pleased with the growth of our SpectraBrace business, the $1.3 million revenue contribution from this business represent strong growth relative to the companies results in calendar year 2004, during which time SpectraBrace generated about 4 million in revenue. As a reminder the SpectraBrace business model operates offices within orthopedic practices which are Medicare certified staff by certified athletic trainers, SpectraBrace is a full line supplier of DME products, which are routinely prescribe by orthopedic surgeons, SpectraBrace currently operates
35 offices in 13 states, representing another prong in our strategy of building multiple distribution channels. Now, moving on to our consumer business. Revenue for the first quarter in our US consumer business total more than 3.5 million compared to 4.2 million in revenue generated in all of last year, these results were driven by unexpectedly strong demand from our wholesale channel, again we see these results as timing related and at this juncture, that tend to change our full year guidance of 8 to 10 million for this segment of our business. Our results on HSN the Home Shopping Network were strong during the quarter, with HSN ordering at higher than anticipated levels, and the product continuing to benefit from celebrity endorsements. Again the US consumer business tends to be somewhat choppy and therefore we are maintaining our previously stated full year guidance. We are strengthening our retail distribution efforts in the Slendertone product line, to change such as GMC which continue to do very well aided by in store demonstration, we are also gaining traction in our Dunham’s sports store channel and academies sports and outdoor stores, we are essentially waiting in line with other product companies to put in — to be put in to the casco.com sites. Our cost structure and our domestic over the counter business continue to improve, during the quarter this business nearly break-even, the loss in our consumer segment was approximately a $170,000 compared with 1.5 million in the comparable period last year. As we said in the past, we planned to break-even in our US over the counter operations this year, and while we are not changing our overall guidance our first quarter results leave us optimistic moving forward, leading us to believe that our outlook could improve in coming quarter, Europe continue to be a challenge particularly in Italy, here we continue to face a tough pricing environment in a highly competitive market, looking only at the numbers, our result weren’t very good, international revenue down 19%, to 6.1 million versus 7.5 million in the same period last year. However, it’s important to know that the year over year comparisons were distorted, by the introduction of our energy and body products in the first quarter of last year, resulting in a significant pipeline fill during that period, our actual results this quarter were gratify and then we get our eternal goal. During the quarter we did some expenses, and we are able to operate this business at break-even in line with past quarters. We recently introduced our new European infomercial, a development that will in fact add to our cost structure, in the current quarter. We do however anticipate in getting to see positive results of our infomercial in the third fiscal quarter. Finally, our guidance which remains essentially unchanged last quarter. Revenue for the (full year of a $106 million to a $110 million range, keeping with our earlier forecast of double-digit revenue growth.

Our target for diluted earnings per share, Fiscal year 2006 will be in the range of 32 to 35 cents.
This is consistent with our guidance last quarter. Due to the recent addition of several new board members, we have elected to move our annual shareholders meeting to later in the year. We are tentatively planning to have our meeting on January 31st, 2006.

In some, we are enthusiastic about our business. We believe we are at the forefront of several powerful positive trends that well help us continue to grow our US Medical business, as well as our US consumer business. Internationally, we are addressing the issues that face us in this important market, shifting to a more favorable product mix as well as a more favorable cost structure.

And with that, I open the call to questions. We would request that you ask no more than one question and one follow-up, so that we can get through as many questions as possible. Operator, we are ready.

Operator:	Thank you. If anyone has a question, please press ‘1’ on your touch-tone phone. Okay and our first question today comes from Richard Tradoi from Kennedy capital. Mr. Tradoi, your line is open.

Richard:	Hi guys, nice quarter. The question I have is on the working capital management of the company, the inventories — you know, 150 days and the receivables at a 130, it seems to be, if you want to grow this business that you must need 50% of your sales in working capital. You have a huge amount in receivables, why are the receivables so high relative to the business and the inventory and what are you going to do to kind of work those numbers down, so you can pull out some cash out of the business?

Scott Youngstrom:	This is Scott. As far as addressing receivable, actually our DSOs with our receivable are at approximately 126 days, and this is right in line where it’s been at the end of September over the last couple of years and actually down from our March numbers, of 2005 from a 137. In this third-party reimbursement business, there is a lot of delay in getting payments. So, the DSOs are longer, however, as more of our business — excuse me, as more of our business moves towards the consumer we certainly don’t anticipate the consumer DSOs to be out there in the 120-day range. So, hopefully that will improve as our revenue from consumer increases. As far as inventory, a lot of that is just timing.
Again we had a lot of inventory, that we’ve had on hand for in anticipation of our wholesale business, wholesale medical business. And again that we haven’t heard that comment. We think that our inventory is in line and again a lot of it depends on shipments and receipt of shipments for our Slendertone product lines in the US and then our European Compex line as well, so we certainly pay attention to it.

Richard:	For most companies those would be really high numbers, your cash conversion cycle, it’s almost a year.
And so, you know your inventories consistently being at this high of a level, you can’t do anything to bring it to — now what causes your inventory level to be so high?

Scott Youngstrom:	Well, a majority of it is in finished goods and a lot of that is equipment that is, out at the hospital on consignment. So a lot of that won’t turn — its turning simply in that, we keep replenishing it and its part of our rental business that we have with our US medical business.

Dan Gladney:	This is Dan. Also, I think what you’ll see in the future is always, those inventories will start to come down as more of our medical business shifts to the doctor’s offices because in the doctor’s office or doctor’s clinics they don’t hold the consignment inventories. So, we do expect to see that to come down as time goes on.

Richard:	Okay, that’s my question. Just you know, it seems like that, that would be a main focus of the company for cash flow, so you freed up, so you can grow the business and through acquisitions etc, it seems like you should be able to bring that down at least 20% . Thank you.

Male Speaker:	Yeah, thank you.

Operator:	Thank you. And our next person today is Jason Stankowski, from Clayton Capital. Mr. Stankowski, your line is open.

Jason:	Hi guys, how are you doing?

Male Speaker:	Hey, Jason.

Jason:	The quarter looks good. I had a few questions. Can you quantify, I assume the big OEM customer was BioniCare.

Male Speaker:	Correct.

Jason:	Okay. And does that kind of meet your — have you met your total initial order from them in this quarter or is there still more to meet, to fill their pipeline?

Male Speaker:	Well, part of it was the timing. Again, Jason, a lot of this went in to meet their pipeline and get it out to their distribution channels.

Jason:	Uh-huh.

Male Speaker:	Now we are anticipating that our second quarter will be less than any of the other two and then it fix up again in the third quarter and fourth quarter as we start then replenishing their distribution channel.

Jason:	Okay, so I guess —.

Male Speaker:	We are saying that the second quarter will be a little softer in our wholesale business.

Jason:	Right.

Male Speaker:	And then back to normal levels at the third and fourth quarters.

Jason:	And have you fulfilled your initial order from them or not at this point?

Male Speaker:	For the quarter, yes we did.

Male Speaker:	Yeah.

Jason:	For the quarter, okay. It was a multi-quarter deal. And, what percentage of that would you say is the growth in, you were up 37%, I guess in the segment, was the vast majority of that 37% from BioniCare?

Male Speaker:	No, the 15% is from our true or, I’ll use the term organic.

Jason:	Organic, okay.

Male Speaker:	15 is organic, and then you’ve got, and I don’t know, have the percent, but it’ll be 37 minus 15, and then cutting that in half. SpectraBrace is 1.3 million and then, I think the balance is about 1.2, that is the OEM customer and also an increase in our wholesale business. So they are both in there.

Jason:	Okay.

Male Speaker:	The overall wholesale business.

Male Speaker:	The wholesale business where we go through the DME distributors —

Male Speaker:	Right. That — this is just in general, Jason, it’s up.

Jason:	So, you grew about 15% ex-SpectraBrace and BioniCare.

Male Speaker:	Correct, correct.

Jason:	Okay, that’s kind of where I was getting too. I guess I’ll get back in the queue. I had a quick question for you Scott. The Furtax asset of $6 million, you guys aren’t running an NOL, are you? Is that a foreign item or —?

Male Speaker:	It’s primarily foreign-related, yes.

Jason:	Foreign-related, okay, I’ll get back in the queue. Thanks guys.

Operator:	Thank you. And our next question today comes from Maryl Garcia, Jr.. Mr. Garcia, Jr. your line is open.

Male Speaker:	We have a question for you guys, great quarter again. The negative publicity on electrical stimulation, what was all that? What you had has nothing really to do with the quarter but, the guys had answered a lot of that or asked a lot of that —?

Male Speaker:	Dan, do want me to answer that one?

Dan:	I am just not sure, could you refer to tell us what you are referring to, when you state negative publicity?

Male Speaker:	I guess, in your — in your exceptions or precaution statements, it said, you know negative publicity about electrical stimulation.

Male Speaker:	Dan, I think he is talking about the ab belts.

Dan:	Yeah, and just risk factors.

Male Speaker:	He is talking about our risk factors in general. You know, risk factors in general we list you know the negative publicity in the electrical stimulators from years ago as a general risk factor, that’s
— so —

Male Speaker:	Okay, I didn’t know if it was some current —.

Male Speaker:	No, no, no. This would have been from —

Male Speaker:	So, it’s ongoing.

Male Speaker:	Four or five years ago.

Male Speaker:	Okay, so it’s pretty much ongoing.

Male Speaker:	Right.

Male Speaker:	Okay, thank you guys.

Operator:	Thank you. Our next question today comes from Ernie Andberg from (indiscernible). Mr. Andberg, your line is open.

Ernie Andberg:	Thank you. Hi, — you’ve given us a little help Dan and Scott, on thinking about the rest of the year by saying that the second quarter will be affected by much lower wholesale business. Should we assume that, that’s the difference in terms of spreading of, spreading better-than-expected first quarter, and
I say expected meaning over the rest of the year that we ought to look for a slower second quarter and then more normal third and fourth quarters.

Male Speaker:	I think that is a fair statement.

Ernie Andberg:	Okay. Looking at the consumer business you had the 6.1 in international and then the — I missed the total consumer business it was 3.5 in the U.S. and some overseas, I am presuming the rest of it is the supplies and services you sell out of here into Europe?

Male speaker:	Hang on Ernie, I am not following that — the European Business was 6.1.

Ernie Andberg:	You have got two different matrix you gave us one international sales 6.1.

Male speaker:	Yes.

Ernie Andberg:	And I missed the precise number earlier that Scott talked about on — on the total consumer business, I think he said it was about 8.3 million somewhere in that range.

Male speaker:	Yeah, yeah, hang on. I’d never had thought about that — our segment stuff. Consumer products, 8.3.

Ernie Andberg:	Okay, so I take off the US consumer and that’s 4.7 and the difference between the 4.7 and the 6.1 which you call international sales are your service and supplies and some medical sold out at the US.

Male speaker:	Yes.

Male speaker:	Okay.

Male speaker:	Well not only the US but through all of the Europe yes that — that’s different.

Male speaker:	What sold in Europe.

Male speaker:	Yes.

Ernie Andberg::	Okay that — that helps me clear up that point thank you.

Operator:	Thank you, and we have another question from Jason Stankowski Clayton Capital. Mr. Stankowski your line is open.

Jason Stankowski:	Hi guys on the US consumer you had the large I guess $800,000 that rolled in to this — in to this quarter, how should we look at the current quarter were in — have all of the people who wanted to lead up for Christmas or the holidays sort of done their purchasing and are you going to be kind of just relying on the infomercial side during this quarter or next, how shall we view that kind of the stopping if you were that’s a bad (termor) group, building of the channel from the retailers.

Marshall Masko:	Dan would you let me to handle that?

Dan Gladney:	Sure.

Marshall Masko:	Well basically Jason in the first quarter we had a good blend of both infomercial sales and HSN which is one of our major wholesalers and I guess the simple answer without the giving away too much details for quarter two is that we would expect that kind of a blend to continue we think the infomercial will continue to perform strongly we think we will continue to have or we have hoping to have continued
strong sales on HSN, that — that would be the mix if you would — -that would be going in to what our planning has been for the second quarter.

Jason Stankowski:	But has HSN essentially bought what they need to sell through during this quarter or —

Marshall Masko:	Well I am you know I am not sure how much I am allowed to, to really say but let me just say that what we have seen from HSN so far has been consistent with our plans.

Jason Stankowski:	Let me ask you this in a different way, is — is this business expected to be seasonal and what are the, the quarters were kind of sell, sell through to the channel suppose to happen versus you guys actually selling to an HSN?

Marshall Masko:	Well in terms of seasonality, certainly the — the biggest seasonality for both infomercials which is a good chunk of our business plus fitness equipment which the Slendertone is essentially a — a fitness type item or fitness related item, the biggest seasonality is typically the January, February, March quarter, which is the — when the lion’s share of products tend to be sold so I think I would tell you that what we have planned in our plan and what we would expect is that — that should likely be a strong quarter for us but in terms of overall seasonality I think you will see it, somewhat of a blending on our business because we are not depended on any one channel it is a combination right now of infomercial and wholesalers meaning HSN and — and other retailers potentially and as we move forward as I have said in previous calls we would expect other retailers to ultimately come on board and that should smooth out some of the dips that we, that we might see but as Dan also said in his earlier script this is a bit of a choppy business it’s not simple to predict what will happen there will be some ups and downs as we continue growing.

Jason Stankowski:	Or would you expect the retail sell your sales to be recognized in your Q-1 and Q-2 because the people the retailers building or your Q-3 or Q-1 of fiscal Q-1.

Marshall Masko:	Well I think to get back to your original question, in Q-2 we would expect that some of the sales that we are — that we are making now and that we will be making over the next month and a half or so our people loading in for the holiday season —

Jason Stankowski:	For the first quarter of next year.

Marshall Masko:	Yes.

Jason Stankowski:	Right, and then your infomercials should, should kick in a — a little bit of a higher percentage during the first quarter of next, next year because the — retailers would already bought —

Marshall Masko:	That is the expectation — yes that would be the expectation.

Jason Stankowski:	Okay and can you give us any up date on the, the infomercial side of the business do you have the second call centre totally up and running.

Marshall Masko:	Yes, we do.

Jason Stankowski:	You do and where are you guys at in terms of launching the national advertising campaign and taking kind of your local cable stations and then why you have been doing you know are you still confident that you are going to take that up, up or not and when do you —

Male speaker:	Well we actually have throughout this fiscal year have been consistently increasing the amount of spending almost on a per-weekly basis if I could accept the month of October which is usually a bad month for infomercial so we actually pull back a little spending in October we had planned to do that in — in August and we actually did that just because your efficiency is weaken but starting in
November again we continue to march upward. So in essence over the whole fiscal, over the whole fiscal year so far we have done, significantly increasing the money spent behind the infomercial and it’s continued to perform at, at our level expectation.

Jason Stankowski:	Okay is there, is there a level you are expecting to get to I think we had talked about you know the idea that you guys get up to ordering you know national advertising type of space and get to —

Marshall Masko:	Yes we have a — we actually have been putting that in our mix.

Jason Stankowski:	Okay.

Marshall Masko:	And as we continue expanding that is Jason one of the things that we will be adding more or more or the bigger national cables but we are — we are still primarily on the, the regional and more local types of — of channels of the same but we have overlaid national cable in to next and as we grow we will continue to do so.

Jason Stankowski:	Is that providing to be more of less profitable than the regional cable offside.

Male speaker:	As — as a whole it’s potentially slightly less but as we go in to seasonality I think it should actually perform at about the same level and may be even, even better, because once, one seasonality really kicks up everything improves and ultimately the efficient infomercial vehicles are national cables so that’s — that’s my expectation.

Jason Stankowski:	And can you guys break out the infomercial revenue for the quarter is that — is that something you are willing to do either now or you should do —

Marshall Masko:	Well I will tell you, we could but we don’t do that and I don’t want to expect that we would do that and one of the main reasons is I know as an example lot of competitors are even listening to this call, so I have asked our people and our company to be very careful about the information that we give out, so that is an example. Somebody else coming out with a fitness or delta type product on ads, oh here is this wonder tone, US media schedule we are going to copy that same thing to go out, so that is an example. Somebody else coming out with a fitness or delta type product on abs, oh here is this wonder tone, US media schedule we are going to copy that same thing and go on those same channels, so we are very cautious about guarding that information to make sure that — that we protect our business.

Jason Stankowski:	Okay thanks guys.

Male speaker:	Yes.

Male speaker:	Thank you.

Operator:	Thank you, we have another question from Ernie Andberg from Feltl & Company, excuse me your line is open.

Ernie Andberg:	Scott, you said a $150,000 of stock based compensation in the quarter.

Scott Youngstrom:	Ernie I am glad you asked that question. That is the difference as part of the reason in GNA itself —

Male speaker:	Yes.

Male speaker:	Explain —

Male speaker:	Well that’s what I was going to head for where is it and how much is it?

Male speaker:	Yes well hang on — the total for 06, was $362,000 just for this quarter. Now we had an expense from
— yeah I am sorry this is all for the past 123 hours — we had expensed about 86,000 last year so that the dollar map it was in the last year’s quarter —

Male speaker:	Yes.

Male speaker:	So the difference is $276,000 in expense for past 123 hour that’s in our financial this year that was not there last year. Now by category GNA was by far the biggest piece and that’s why I highlighted that — that’s a 150,000.

Male speaker:	All right.

Male speaker:	But then it was almost a 100 in expense up in selling and marketing and then minimal amounts in R and D and cost of good, we do have to break that up by —

Male speaker:	Right okay, what — what amount should we think going forward Scott quarterly.

Scott:	We — we have got a total I think we have mentioned a 985,000 for an annual number so it’s kind of percentage wise we are taking that you know the it’s the most expensive this quarter and then it tapers it’s way down so — I am going to give rough estimate but it’s like the 362 I mentioned than I don’t know 300 then 250 then 200, something like that, that is how that we will paper out —

Male speaker:	Okay.

Male speaker:	In our — but infomercial should be right just under a million dollar.

Male speaker:	All right.

Male speaker:	Again assuming we don’t have any big issuances or anything like that.

Male speaker:	All right good thank you.

Female Speaker:	Thank you, I think we have no further questions at this time.

Male speaker:	Okay, well thank you for listening to the call everybody, we remain excited about our business opportunities, particularly our efforts in our medical business and our US consumer business. Both of these businesses are going on their own compliment each other, when combined in our strategic vision of building new distribution networks and capitalizing on broad favorable trends and health and wellness markets that offer product to designed manage pain and enhance patient well being. Well thank you very much for listening, have a good day.

Operator:	Thank you, that concludes today’s presentation, you may now disconnect.